PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated February 17, 2006)	REGISTRATION NO. 333-89355

1,000,000,000 Depositary Receipts Biotech HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Biotech HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company(1)	Ticker	Share Amounts	Primary Trading Market
Affymetrix, Inc.	AFFX	4	NASDAQ
Alkermes, Inc.	ALKS	4	NASDAQ
Amgen Inc.	AMGN	64.48	NASDAQ
Applera Corporation—Applied Biosystems Group*	ABI	18	NYSE
Applera Corporation—Celera Genomics Group*	CRA	4	NYSE
Biogen IDEC Inc.	BIIB	26.95	NASDAQ
Enzon Pharmaceuticals, Inc.	ENZN	3	NASDAQ
Genentech, Inc.	DNA	88	NYSE
Genzyme Corporation	GENZ	14	NASDAQ
Gilead Sciences, Inc.	GILD	32	NASDAQ
Human Genome Sciences, Inc.	HGSI	8	NASDAQ
MedImmune, Inc.	MEDI	15	NASDAQ
Millennium Pharmaceuticals, Inc.	MLNM	12	NASDAQ
QLT Inc.	QLTI	5	NASDAQ
Sepracor Inc.	SEPR	6	NASDAQ
Shire p.l.c.	SHPGY	6.8271	NASDAQ

* The securities of this company trade as a tracking stock. Please see “Risk Factors” and the business description in Annex A for additional information relating to an investment in tracking stock.

(1)          Effective January 30, 2007, as a result of the merger of ICOS Corporation (NASDAQ ticker: “ICOS”), an underlying constituent of the Biotech HOLDRS Trust, and Eli Lilly & Co., ICOS Corporation is no longer an underlying constituent of the Biotech HOLDRS Trust. For each share of ICOS Corporation held, shareholders received $34.00 in cash. For the 4 shares of ICOS Corporation per 100 shares round lot of Biotech HOLDRS, The Bank of New York received $136.00 in cash. The Bank of New York distributed the cash at a rate of $1.3567 per depositary share of Biotech HOLDRS on February 9, 2007. The record date for such distribution was February 7, 2007.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is March 31, 2007.